                                                                    EXHIBIT 10.1
                              EMPLOYMENT AGREEMENT
                              --------------------

                  AGREEMENT, made and entered into this ___ day of______, 1999 (the "Effective Date"), by and between ARAMARK Corporation, a Delaware corporation ("ARAMARK"), and Joseph Neubauer ("Mr. Neubauer") (the "Agreement").

                              W I T N E S S E T H:

                  WHEREAS, Mr. Neubauer, prior to the Effective Date, has served as Chairman and Chief Executive Officer of ARAMARK pursuant to the terms of an employment agreement dated as of the 18th day of February, 1983, as amended and restated on November 15, 1991 (the "Prior Agreement"); and

                  WHEREAS, ARAMARK and Mr. Neubauer desire to enter into this Agreement, which will, except as otherwise set forth herein, supersede the Prior Agreement and set forth the terms and conditions under which Mr. Neubauer will serve in an executive capacity hereafter for ARAMARK and is affiliates;

                  NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

                  1. Employment. ARAMARK hereby employs Mr. Neubauer, and Mr. Neubauer hereby accepts such employment, upon the terms and conditions set forth in this Agreement.

                  2. Position and Duties. During the Term (as hereinafter defined), Mr. Neubauer (i) agrees to serve as the Chairman and Chief Executive Officer of ARAMARK and to perform such duties in such capacity as may be delineated in the By-Laws of ARAMARK and such other reasonable duties, consistent with his positions as Chairman and Chief Executive Officer, as may be assigned to him from time to time by the Board of Directors of ARAMARK (the "Board"), (ii) shall report only to the Board, and (iii) shall be given such authority as is appropriate to carry out the duties described above. During the Term, ARAMARK shall make its best efforts to ensure Mr. Neubauer's election to, and retention as a member of, the Board.

                  3. Exclusive Services. During the Term, and except for illness or incapacity, Mr. Neubauer shall devote substantially all of his business time, attention, skill and efforts exclusively to the business and affairs of ARAMARK and its subsidiaries and affiliates, shall not be engaged in any other business activity, and shall perform and discharge the duties that may be assigned to him from time to time by the Board; provided, however, that nothing in this Agreement shall preclude Mr. Neubauer from devoting time during reasonable periods required for:

                   (i) serving, in accordance with ARAMARK's policies and with the prior approval of the Board, as a director or member of a committee of any company or organization, (it being understood that Mr. Neubauer may continue to serve as a director or member of boards and committees on which he serves as of the date of this Agreement);

                  (ii) delivering lectures and fulfilling speaking engagements;

                  (iii) engaging in charitable and community activities; and

                  (iv) investing his personal assets in a Passive Investment (as hereinafter defined) in such form and in such manner as will not violate Section 12 below.

For purposes of this Agreement, a "Passive Investment" shall mean an investment in a business or entity which does not require Mr. Neubauer to render any services in the operations or affairs of such business or entity and which does not materially interfere with the performance of Mr. Neubauer's duties and obligations to ARAMARK or any of its subsidiaries or affiliates.

                  4. Relocation. ARAMARK shall not relocate Mr. Neubauer's principal place of business outside of Philadelphia, Pennsylvania, without the written consent of Mr. Neubauer.

                  5. Term of Agreement. The term of this Agreement shall be the period commencing on the Effective Date and ending on the second anniversary of a notice of termination of the Agreement given by either party unless earlier terminated pursuant to Section 10 (the "Term"). Upon expiration of the Term pursuant to a two-year notice given pursuant to this Section 5, Mr. Neubauer shall commence the consulting services described in Section 9.

                  6. Salary and Annual Bonus.

                  (a) Salary. Mr. Neubauer shall be paid base salary (the "Base Salary") at the initial rate of $1,000,000 per annum. The Base Salary shall be payable in accordance with the customary payroll practices for senior executives of ARAMARK. The Board shall review the performance of Mr. Neubauer on a periodic basis and, in its sole discretion, may (but is not required to) increase his salary payable hereunder. Any such increased salary shall thereafter be Mr. Neubauer's Base Salary.

                  (b) Annual Bonus. Mr. Neubauer shall be a participant in the Senior Executives Annual Performance Bonus Arrangement or any successor plan, in accordance with and subject to the terms and conditions of such arrangement or as it may hereafter be amended (the amount payable thereunder, his "Bonus").

                  7. Stock Options; Stock Ownership; Other Equity Programs.

                  (a) Mr. Neubauer shall be eligible to participate in ARAMARK's stock option and Installment Stock Purchase Opportunity ("ISPO") plans, or any successor plans, in accordance with and subject to the terms and conditions of such plans or as they may hereafter be amended, so long as they remain in effect.

                  (b) ARAMARK agrees to apply to Mr. Neubauer's ISPOs, stock options and shares of common stock, the terms of the ARAMARK Ownership Program as currently in effect (including the Stockholders' Agreement and applicable plans and policies) with only such changes, amendments and modifications as shall not be, individually or in the aggregate, adverse to Mr. Neubauer, and to waive any such changes, amendments and modifications that are so adverse.

                  (c) Mr. Neubauer is vested in his equity credit account in the former Career Compensation Plan which is now called the Equity Credit Arrangement in accordance with and subject to the terms and conditions of such Arrangement. Granting of equity incentives under the plan was discontinued on December 3, 1982. The Arrangement provides for accrual of interest, and payment of those equity credit awards previously granted under the plan.

                  8. Retirement and Welfare Benefits.

                  (a) During the Term, unless otherwise specified herein, Mr. Neubauer will be eligible to participate in all retirement and welfare plans, programs and benefits that are from time to time applicable to senior executives of ARAMARK at benefit levels applicable to such senior executives (including, without limitation, each retirement plan, supplemental and excess retirement plan, group life insurance, accident and death insurance, medical and dental insurance, sick leave and disability plan and any other plan or program providing fringe benefits or perquisites).

                  (b) ARAMARK shall pay Supplemental Retirement Benefits under the terms and conditions set forth in Exhibit A.

                  9. Consulting Period. In the event of a Voluntary Termination with Notice or an Involuntary Termination with Notice (as described in Section
10), Mr. Neubauer shall for a period of two years serve as a consultant to ARAMARK, and shall render as an independent contractor such consulting and transition services, consistent with his former positions as Chairman and Chief Executive Officer, as may be assigned to him from time to time by the Board or the Chairman or Chief Executive Office of the Company. He shall not be required to perform more than 20 hours of service as a consultant per month. As consideration for such services, he shall receive the same Base Salary as he was receiving immediately prior to the end of the Term, and shall continue to be covered by such plans and arrangements described in Section 8 for which independent contractor consultants to ARAMARK are eligible, if any. The aggregate Base Salary payable to Mr. Neubauer under this Section 9 shall be referred to as the "Consulting Compensation."

                  10. Termination of Employment.

                  (a) Termination for Cause; Resignation Without Good Reason.

                  (i) ARAMARK may terminate Mr. Neubauer's employment hereunder for Cause in accordance with the provisions of Section 10(a)(ii), and the Term shall end on the date of any such termination. Mr. Neubauer may voluntarily terminate his employment hereunder without Good Reason. In such event, the Term will end on the date of any such termination; provided that if such termination occurs at least two years after Mr. Neubauer's notice to ARAMARK of his intent to terminate his employment hereunder without Good Reason, it shall be considered a "Voluntary Termination with Notice." In the event Mr. Neubauer's employment is terminated by ARAMARK for Cause or Mr. Neubauer resigns from his employment without Good Reason, Mr. Neubauer shall receive the following amounts:

                  (A) Any Base Salary accrued but unpaid, and any accrued vacation as of the effective date of termination (the "Accrued Amounts");

                  (B) A prorated Bonus with respect to ARAMARK's fiscal year in which termination occurs equal to the average annual Bonus paid or accrued on behalf of Mr. Neubauer for the three full fiscal years of ARAMARK that precede the year of Mr. Neubauer's termination of employment (his "Average Bonus") multiplied by the number of days employed over total days in the year in which Mr. Neubauer's employment terminated (a "Pro-Rata Bonus");

                  (C) Supplemental Retirement Benefits payable pursuant to Exhibit A;

                  (D) All amounts otherwise payable or coverages otherwise afforded pursuant to the terms of any employee benefit plan maintained by ARAMARK (the "Plan Amounts"); and

                  (E) Mr. Neubauer may elect to continue at his sole expense the Executive Health Plan (to the extent Mr. Neubauer and members of his family are eligible for such benefit and, for this purpose, Mr. Neubauer shall be deemed to be employed by ARAMARK) for a period not to exceed three years. Equity Credit Arrangement participation shall be as a terminated employee under the Arrangement.

                  In addition, all of the options and ISPOs held by Mr. Neubauer shall remain subject to the terms and conditions of the applicable plans, except that, in the case of a Voluntary Termination with Notice, all of such stock options and ISPOs shall also become vested and immediately exercisable on the date of termination.

                  (ii) Termination for "Cause" shall mean termination by action of the Board because of: (A) Mr. Neubauer's repeated and willful failure to perform his duties hereunder in any material respect; (B) a felony conviction of Mr. Neubauer; or (C) any willful misconduct by Mr. Neubauer that is materially injurious to the financial condition or business reputation of ARAMARK and its affiliates and subsidiaries taken as a whole, provided, however, that no event or circumstance shall be considered to constitute Cause within the meaning of clause (A) or (C) unless Mr. Neubauer has been given written notice of the events or circumstances constituting Cause and has failed to effect a cure thereof within 30 calendar days after his receipt of such notice.

                  (iii) Resignation for "Good Reason" shall mean (A) the resignation of Mr. Neubauer after (x) ARAMARK, without the express written consent of Mr. Neubauer, materially breaches this Agreement or Mr. Neubauer is not serving on the Board (other than with the express written consent of Mr. Neubauer); (y) Mr. Neubauer notifies ARAMARK in writing of the nature of such material breach or failure to be a member of the Board and (z) ARAMARK does not correct such material breach or failure within 30 calendar days after its receipt of such notice; or (B) resignation by Mr. Neubauer within 12 months after a Change of Control (as defined below in this Section). ARAMARK acknowledges and agrees that a material breach for purposes of this Section 10 shall include, but not be limited to, any material reduction in Mr. Neubauer's duties or authority (whether or not accompanied by a change in title), any diminution in Mr. Neubauer's title, any failure to pay Mr. Neubauer's Base Salary and any relocation of Mr. Neubauer's principal place of business outside of Philadelphia, Pennsylvania.

                  (iv) For this purpose, "Change of Control" shall occur if (i) a "person"as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act but excluding ARAMARK and any subsidiary and any employee benefit plan sponsored or maintained by ARAMARK or any subsidiary (including any trustee of such plan acting as trustee), shall become the beneficial owner, directly or indirectly, of securities of ARAMARK representing 35% or more of the combined voting power of ARAMARK's then outstanding voting securities, (ii) at any time individuals who within the prior two years constituted the Board (together with any new directors whose election by the Board or whose nomination for election by ARAMARK's shareholders was approved by a vote of the majority of the Directors then still in office who were either (x) Directors immediately prior to such two year period or (y) whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Directors then in office; (iii) there occurs any sale, exchange or other disposition, in one transaction, or in a series of related transactions, of substantially all of ARAMARK's income producing assets or property; (iv) there is consummated any transaction or series of transactions under which ARAMARK is merged or consolidated with any other company, other than a merger or consolidation which results in the shareholders of ARAMARK immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of ARAMARK or such surviving entity outstanding immediately after such merger or consolidation; or (v) there occurs a change in control of a nature that would be required to be reported in reference to Item 1(a) of Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Exchange Act; provided, however, that no Change of Control shall occur if Mr. Neubauer is a member of a group (i.e. a "person," as above defined) whose transaction with ARAMARK or its shareholders would result in a Change of Control.

                  (b) Termination Without Cause; Resignation for Good Reason.

                  ARAMARK may terminate Mr. Neubauer's employment hereunder without Cause, in which case the Term will end on the date of any such termination; provided that if such termination occurs at least two years after ARAMARK's notice to him of its intent to terminate his employment hereunder without Cause, it shall be considered an "Involuntary Termination with Notice." Mr. Neubauer may terminate his employment hereunder for Good Reason, and the Term shall end upon such termination of employment.

                  In the event Mr. Neubauer's employment is terminated by ARAMARK without Cause or if Mr. Neubauer should resign for Good Reason, Mr. Neubauer shall receive the following amounts, and ARAMARK shall have no further obligation to Mr. Neubauer under this Agreement, except as specifically set forth in this Agreement:

                  (i) The Accrued Amounts;

                  (ii) In the case of an Involuntary Termination with Notice, the Pro-Rata Bonus;

                  (iii) Except in the case of an Involuntary Termination with Notice, a lump sum payment equal to two times Mr. Neubauer's Base Salary, payable within 10 business days after the effective date of termination of employment;

                  (iv) Except in the case of an Involuntary Termination with Notice, a lump sum payment equal to the Pro-Rata Bonus plus two times Mr. Neubauer's Average Bonus payable within 10 business days after the effective date of termination of employment;

                  (v) Except in the case of an Involuntary Termination with Notice (in which case the consulting period in Section 9 shall be applicable), a lump sum payment equal to the Consulting Compensation, payable within 10 business days after termination of employment;

                  (vi) Supplemental Retirement Benefits shall be payable pursuant to Exhibit A;

                  (vii) Except in the case of an Involuntary Termination with Notice, Survivor Income Protection Plan, other health and welfare plan participation, and other perquisites shall continue for three years from the effective date of termination.

                  (viii) Mr. Neubauer may elect to continue at his sole expense the Executive Health Plan (to the extent Mr. Neubauer and members of his family are eligible for such benefit and, for this purpose, Mr. Neubauer shall be deemed to be employed by ARAMARK) for a period not to exceed three years. Equity Credit Arrangement participation shall be as a terminated employee under the Arrangement; and

                  (ix)  The Plan Amounts.

                  In addition, all of the options and ISPOs to purchase shares of Stock of ARAMARK held by Mr. Neubauer shall become vested and immediately exercisable but will in all respects otherwise remain subject to the terms and conditions of the applicable plans.

                  (c) No Duty to Mitigate. Anything contained herein to the contrary notwithstanding, if Mr. Neubauer's employment terminates for any reason, Mr. Neubauer shall in no event be required to seek any other employment or take any other action by way of mitigation or otherwise with respect to the amounts payable to Mr. Neubauer under this Agreement. In addition, any amounts earned by Mr. Neubauer, whether from self-employment, as a common law employee or otherwise, shall not reduce any amounts otherwise payable to him under this Agreement.

                  (d) Death. If Mr. Neubauer's Employment terminates by reason of Mr. Neubauer's death, the Term shall end and Mr. Neubauer's estate shall receive the following amounts:

                  (i)  The Accrued Amounts;

                  (ii)  The Pro-Rata Bonus;

                  (iii) Supplemental Retirement Benefits shall be payable to the extent set forth in Exhibit A;

                  (iv) Equity Credit Arrangement participation shall be as a terminated employee under the Arrangement; and

                  (v) The Plan Amounts.

                  Stock options and ISPOs shall be treated in accordance with the terms of the applicable plans.

                  (e) Permanent Disability. In the event that Mr. Neubauer is unable to perform his duties hereunder by reason of illness or incapacity for a continuous period of more than six (6) months, or for an aggregate of more than eight (8) months in any twelve (12) month period, ARAMARK shall have the right to terminate Mr. Neubauer's employment by reason of disability ("Permanent Disability"). If ARAMARK terminates Mr. Neubauer's employment pursuant to this
Section 10(d), the Term shall end and Mr. Neubauer shall receive the following amounts:

                  (i)  The Accrued Amounts;

                  (ii) Base Salary shall continue for a period of three years from the effective date of termination, offset by any payments due to Mr. Neubauer pursuant to the Survivor Income Protection Plan and all other disability income protection plans of ARAMARK;

                  (iii)  The Pro-Rata Bonus;

                  (iv) Supplemental Retirement Benefits shall be payable pursuant to Exhibit A;

                  (v) Equity Credit Arrangement participation shall be as a terminated employee under the Arrangement; and

                  (vi) The Plan Amounts.

                  In addition, all of the stock options and ISPOs held by Mr. Neubauer shall become vested and immediately exercisable but will in all respects otherwise remain subject to the terms and conditions of the applicable plans. Mr. Neubauer may elect to continue at his sole expense any or all of the benefits provided by the Executive Health Plan (to the extent Mr. Neubauer and members of his family are eligible for such benefit and, for this purpose, Mr. Neubauer shall be deemed to be employed by ARAMARK) for a period not to exceed three years.

                  11. Trade Secrets. ARAMARK may, pursuant to Mr. Neubauer's employment hereunder, provide and confide to Mr. Neubauer business methods and systems ("Systems"), techniques and methods of operation developed at great expense by ARAMARK and which Mr. Neubauer recognizes to be unique assets of ARAMARK's business. Mr. Neubauer shall not, ever, during or after the Term, directly or indirectly, in any manner utilize or disclose to any person, firm, corporation, association or other entity, except to directors, consultants, lawyers, auditors, advisors, agents or employees of ARAMARK in the course of his duties or where required by law: (i) any such Systems, techniques and methods of operation, or (ii) any sales prospects, customer lists, products, research or data of any kind, or (iii) any information relating to strategic plans, sales costs, profits or the financial condition of ARAMARK or any of its customers or prospective customers, which are not generally known to the public or recognized as standard practice in the industries in which ARAMARK shall be engaged.

                  12.    Non-Competition Agreement.

                  (a) Subject to the geographic limitation of Section 12(b), Mr. Neubauer, for a period commencing on the date hereof and ending two (2) years following (i) if there is no consulting period pursuant to Section 9, the end of the Term and (ii) if there is such a consulting period, the end of such consulting period pursuant to Section 9, shall not, without ARAMARK's written permission, directly or indirectly, on his behalf or on behalf of any other person, firm, corporation, association or other entity, engage in, or in any way be concerned with or negotiate for, or acquire or maintain any ownership interest in any business or activity which is the same, similar to or competitive with that conducted by, engaged in or developed for later implementation by ARAMARK at any time during the Term of this Agreement and any subsequent consulting period; provided that the provision of this Section 12 shall not be deemed breached merely because Mr. Neubauer owns not more than 1% of the outstanding stock of a corporation, if, at the time of its acquisition by Mr. Neubauer, such stock is listed on a national securities exchange or quoted on an inter-dealer quotation system and provided further that Mr. Neubauer shall not be required to cease any activity that did not violate this Agreement (or any predecessor agreement) when such activity commenced.

                  (b) Mr. Neubauer acknowledges that ARAMARK is engaged in business in each of the 50 states and several foreign countries and that ARAMARK intends to expand the geographic scope of its activities. Accordingly and in view of the nature of his position and responsibilities, Mr. Neubauer agrees that the provisions of Section 12(a) shall be applicable to all 50 states and, addition, to each foreign country, possession or territory in which ARAMARK (as defined in Section 16) may be engaged in business from time to time during the Term and as of the expiration of the Term and any subsequent consulting period.

                  (c) Mr. Neubauer agrees that for a period of two (2) years following (i) if there is no consulting period pursuant to Section 9, the end of the Term and (ii) if there is such a consulting period, the end of such consulting period, he will not, directly or indirectly, at any time in any manner, induce or attempt to influence any employees of ARAMARK to terminate their employment with ARAMARK.

                  (d) As used in Sections 11 and 12 of this Agreement, the "Company" shall be deemed to include any entity twenty percent (20%) of the equity of which during the period for which he is receiving payments under this Agreement and during any subsequent consulting period, is directly or indirectly owned by ARAMARK.

                  13. Equitable Remedies. Mr. Neubauer acknowledges that, in the event of any violation by Mr. Neubauer of the provisions of Sections 11 or 12 of this Agreement, ARAMARK will sustain serious, irreparable and substantial harm to its business, the extent of which will be difficult to determine and impossible to remedy by an action at law for money damages. Accordingly, Mr. Neubauer agrees that, in the event of such violation or threatened violation by Mr. Neubauer, ARAMARK shall be entitled to an injunction before trial from any court of competent jurisdiction as a matter of course and upon the posting of not more than a nominal bond in addition to all such other legal and equitable remedies as may be available to ARAMARK. Mr. Neubauer further agrees that, in the event any of the provisions of Sections 11 and 12 of this Agreement are determined by a court of competent jurisdiction to be contrary to any applicable statute, law or rule, or for any reason to be unenforceable as written, such court may modify any of such provisions so as to permit enforcement thereof as thus modified.

                  14. Deferred Compensation. Mr. Neubauer has entered into a series of deferred compensation agreements with ARAMARK. Such agreements shall remain in full force and effect, and shall not be affected by ARAMARK and Mr. Neubauer entering into this Agreement.

                  15. Additional Provisions. The provisions of Exhibit B are part of this Agreement.

                  16. Substitution of Benefits. If any of the items of compensation, bonus or perquisites provided for in this Agreement shall hereafter be prohibited by governmental regulations, corporate law, ARAMARK policies or ARAMARK plans, payment or benefit of equivalent value shall be substituted by ARAMARK.

                  17. Entire Agreement. This Agreement (with the exhibits hereto and agreements referred to in Sections 7 and 14) constitutes the full and complete understanding and agreement of Mr. Neubauer and ARAMARK respecting the subject matter hereof, and supersedes all prior understandings and agreements, oral or written, express or implied. This Agreement may not be modified or amended orally, but only by agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

                  18. Notices. All notices and other communications hereunder will be in writing and will be given by hand delivery to the other party or by next-day delivery service or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to Mr. Neubauer:

                           210 West Rittenhouse Square
                           #3106
                           Philadelphia, PA  19103

                  If to ARAMARK:

                           ARAMARK Corporation
                           1101 Market Street
                           Philadelphia, PA  19107
                           Attn.: Corporate Secretary

or to such other address as either party will have furnished to the other in writing. All notices and communications shall be deemed to have been duly given and received: (a) on the date of receipt, if delivered by hand; (b) three (3) business days after being sent by first class certified mail, return receipt requested, postage prepaid; or (c) one (1) business day after sending by next-day delivery service with confirmation of receipt. As used herein, the term "business day" means any day that is not Saturday, Sunday or legal holiday in the State of Pennsylvania.

                  19. Waiver of Breach. No waiver by either party of any condition or of the breach by the other of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition, or of the breach of any other term or covenant set forth in this Agreement. Moreover, the failure of either party to exercise any right hereunder shall not bar the later exercise thereof.

                  20. Assignment. This Agreement shall inure to the benefit of and be binding on the parties and their respective successors in interest, and shall not be assignable by either party without the written consent of the other. ARAMARK will require any successor in interest to all or substantially all of ARAMARK (whether direct or indirect, by purchase, merger, or consolidation or otherwise) to expressly assume this Agreement, but ARAMARK shall remain liable if such successor in interest shall default on any of its obligations hereunder.

                  21. Governing Law. This Agreement is entered into and shall be construed in accordance with the laws of the Commonwealth of Pennsylvania.

                  22. Continuation of Covenants. The covenants and agreements of Mr. Neubauer set forth in Sections 11 through 13 shall survive termination of employment, shall continue thereafter, and shall not expire unless and except as may be expressly set forth in said Sections.

                  23. Invalidity or Unenforceability. If any term or provision of this Agreement is held to be invalid or unenforceable, for any reason, such invalidity or unenforceability shall not affect any other term or provision hereof and this Agreement shall continue in full force and effect as if such invalid or unenforceable term or provision (to the extent of the invalidity or unenforceability) had not been contained herein.

                  24. Arbitration. Except as provided in Section 13, any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in Philadelphia, Pennsylvania, before one arbitrator in accordance with rules then in effect of the American Arbitration Association. ARAMARK shall pay Mr. Neubauer's legal expenses should Mr. Neubauer prevail on any substantial issue.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written.

                                                MR. NEUBAUER

                                                /s/Joseph Neubauer
                                                --------------------------
                                                Joseph Neubauer

                                                ARAMARK Corporation


                                                By: /s/ Robert J. Callander
                                                ---------------------------

                                                                       Exhibit A

1. The annual Supplemental Retirement Benefits ("SRB"), payable in substantially equal monthly installments, shall equal the sum of: 50% of Mr. Neubauer's Base Salary, plus 50% of an amount equal to one times Mr. Neubauer's Average Bonus minus the benefit payable from the Survivor Income Protection Plan.

2. Unless otherwise provided below the SRB shall commence on the first day of the month following the expiration of the Term.

3. In all events the SRB shall terminate upon Mr. Neubauer's death, provided that one-half of the SRB amount that would otherwise be payable to Mr. Neubauer shall continue to be paid to Mr. Neubauer's then surviving spouse, if any, for her lifetime, provided that the surviving spouse benefit described in this item 3 shall only apply to the individual who is Mr. Neubauer's spouse at the time of his termination of employment hereunder.

4. In the event of termination of Mr. Neubauer's employment due to Permanent Disability, payments shall commence upon the earlier of Mr. Neubauer's attainment of age 65 or expiration of Mr. Neubauer's eligibility to receive Company Long Term Disability Plan (or any successor plan) benefit

                                                                       Exhibit B

                               Excise Tax Gross Up
                               -------------------

                  (a) In the event that any payment or benefit received or to be received by Mr. Neubauer pursuant to the terms of this Agreement (the "Contract Payments") or in connection with Mr. Neubauer's termination of employment or contingent upon a Change in Control of ARAMARK pursuant to any plan or arrangement or other agreement with ARAMARK (or any affiliate) ("Other Payments" and, together with the Contract Payments, the "Payments") would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Code, as determined as provided below, ARAMARK shall pay to Mr. Neubauer, at the time specified in (b) below, an additional amount (the "Gross-Up Payment") such that the net amount retained by Mr. Neubauer, after deduction of the Excise Tax on the Payments and any federal, state and local income or other tax and Excise Tax upon the payment provided for by this Section (a), and any interest, penalties or additions to tax payable by Mr. Neubauer with respect thereto, shall be equal to the value of the Payments at the time such Payments are to be made as if the Excise Tax imposed by Section 4999 did not apply. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax, (1) the total amount of the Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of independent tax counsel selected by ARAMARK's independent auditors and reasonably acceptable to Mr. Neubauer ("Tax Counsel"), a Payment (in whole or in part) does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, or such "excess parachute payments" (in whole or in part) are not subject to the Excise Tax, (2) the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code (after applying clause (1) hereof), and (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Mr. Neubauer shall be deemed to pay federal income tax at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest effective rates of taxation applicable to individuals as are in effect in the state and locality of Mr. Neubauer's residence or place of employment in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

                  (b) The Gross-Up Payments provided for in Section (a) hereof shall be made upon the imposition upon Mr. Neubauer or payment by Mr. Neubauer of any Excise Tax.

                  (c) Mr. Neubauer shall notify ARAMARK in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by ARAMARK of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after Mr. Neubauer is informed in writing of such claim and shall apprise ARAMARK of the nature of such claim and the date on which such claim is requested to be paid. Mr. Neubauer shall not pay such claim prior to the expiration of the 30 day period following the date on which Mr. Neubauer gives such notice to ARAMARK (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If ARAMARK notifies Mr. Neubauer in writing prior to the expiration of such period that it desires to contest such claim, Mr. Neubauer shall:

                           i give ARAMARK any information reasonably requested by ARAMARK relating to such claim;

                           ii take such action in connection with contesting such claim as ARAMARK shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by ARAMARK and reasonably satisfactory to Mr. Neubauer;

                           iii cooperate with ARAMARK in good faith in order to effectively contest such claim; and

                           iv permit ARAMARK to participate in any proceedings relating to such claim;

provided, however, that ARAMARK shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold Mr. Neubauer harmless, on an after-tax basis, for any Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

                   (d) ARAMARK shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Mr. Neubauer to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Mr. Neubauer agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as ARAMARK shall determine; provided, however, that if ARAMARK directs Mr. Neubauer to pay such claim and sue for a refund, ARAMARK shall advance the amount of such payment to Mr. Neubauer on an interest-free basis, and shall indemnify and hold Mr. Neubauer harmless, on an after-tax basis, from any Excise Tax or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if Mr. Neubauer is required to extend the statute of limitations to enable ARAMARK to contest such claim, Mr. Neubauer may limit this extension solely to such contested amount. ARAMARK's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Mr. Neubauer shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by ARAMARK without Mr. Neubauer's consent if such position or resolution could reasonably be expected to adversely affect Mr. Neubauer (including any other tax position of Mr. Neubauer unrelated to the matters covered hereby).

                  (e) As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by ARAMARK or the Tax Counsel hereunder, it is possible that Gross-Up Payments which will not have been made by ARAMARK should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that ARAMARK exhausts its remedies and Mr. Neubauer thereafter is required to pay to the Internal Revenue Service an additional amount in respect of any Excise Tax, the Tax Counsel shall determine the amount of the Underpayment that has occurred and any such Underpayment shall promptly be paid by ARAMARK to or for the benefit of Mr. Neubauer.

                  (f) If, after the receipt by Mr. Neubauer of the Gross-Up Payment or an amount advanced by ARAMARK in connection with the contest of an Excise Tax claim, Mr. Neubauer receives any refund with respect to such claim, Mr. Neubauer shall promptly pay to ARAMARK the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Mr. Neubauer of an amount advanced by ARAMARK in connection with an Excise Tax claim, a determination is made that Mr. Neubauer shall not be entitled to any refund with respect to such claim and ARAMARK does not notify Mr. Neubauer in writing of its intent to contest the denial of such refund prior to the expiration of 30 days after such determination, such advance shall be forgiven and shall not be required to be repaid.